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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated April 28, 2000 in this Form 10-K. It should be noted that we have performed no audit procedures subsequent to April 28, 2000, the date of our report, except with respect to the information in Note 8 as to which the date is June 27, 2000. Furthermore, we have not audited any financial statements of Aqua-Chem, Inc. as of any date or for any period subsequent to March 31, 2000.


ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
June 27, 2000